Exhibit 10.25
GENERAL MOTORS COMPANY
2017 SHORT-TERM INCENTIVE PLAN
Section 1. Purpose.   The purpose of the General Motors Company 2017 Short-Term Incentive Plan (as amended from time to time, the “Plan”) is to provide to certain employees of General Motors Company (the “Company”) and its Subsidiaries incentive compensation based upon the achievement of financial, business and other performance goals. This Plan is also intended to permit the payment of bonuses that may qualify as performance-based compensation under Section 162(m) of the Code to officers and other employees of the Company.
Section 2. Definitions.   As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Award” means a cash incentive award opportunity granted to a Participant under the Plan with respect to a Performance Period in accordance with Section 5.
(b) “Beneficiary” means a person designated by a Participant to receive payments that are available under the Plan in the event of the Participant’s death.
(c) “Board” means the Board of Directors of the Company.
(d) “Change in Control” means the occurrence of any one or more of the following events:
(i) any Person other than an Excluded Person, directly or indirectly, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company constituting more than 40 percent of the total combined voting power of the Company’s Voting Securities outstanding; provided that if such Person becomes the beneficial owner of 40 percent of the total combined voting power of the Company’s outstanding Voting Securities as a result of a sale of such securities to such Person by the Company or a repurchase of securities by the Company, such sale or purchase by the Company shall not result in a Change in Control; provided further, that if such Person subsequently acquires beneficial ownership of additional Voting Securities of the Company (other than from the Company), such subsequent acquisition shall result in a Change in Control if such Person’s beneficial ownership of the Company’s Voting Securities immediately following such acquisition exceeds 40 percent of the total combined voting power of the Company’s outstanding Voting Securities;
(ii) at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved (the “Incumbent Board”), cease for any reason to constitute a majority of members of the Board;
(iii) the consummation of a reorganization, merger or consolidation of the Company or any of its Subsidiaries with any other corporation or entity, in each case, unless, immediately following such reorganization, merger or consolidation, more than 60 percent of the combined voting power and total fair market value of then outstanding Voting Securities of the resulting corporation from such reorganization, merger or consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities of the Company immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their beneficial ownership of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation; or
(iv) the consummation of any sale, lease, exchange or other transfer to any Person (other than a Subsidiary or affiliate of the Company) of assets of the Company and/or any of its Subsidiaries, in one transaction or a series of related transactions within a 12-month period, having an aggregate fair market value of more than 50 percent of the fair market value of the Company and its Subsidiaries immediately prior to such transaction(s).
Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred (A) as a result of the formation of a Holding Company, (B) with respect to any Participant, if the Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof, which consummates the Change in Control transaction, or (C) if the transaction does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A of the Code

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(f) “Committee” means the Executive Compensation Committee of the Board or such other independent committee as may be designated by the Board to perform the functions of the Executive Compensation Committee with respect to this Plan.

(g) “Covered Employee” means an individual who is a “covered employee” or expected by the Committee to be a “covered employee,” in each case within the meaning of Section 162(m) of the Code, for whom the Committee intends an Award to be “qualified performance-based compensation” under Section 162(m) of the Code.
(h) “Disability” means, with respect to any Participant, such Participant’s inability upon a Termination of Service to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(i) “Effective Date” means June 7, 2017.
(j) “Excluded Person” means (i) the Company, (ii) any of the Company’s Subsidiaries, (iii) any Holding Company, (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company, or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any employee benefit plan described in clause (iv).
(k) “Final Award” means, with respect to a Performance Period, the amount of an Award that will become payable to a Participant, subject to any additional terms and conditions applicable to the Award, as determined by the Committee under Section 7.
(l) Achievement of “Full Career Status” means a Participant’s voluntary Termination of Service (i) at the age of 55 or older with ten or more years of continuous service or (ii) at the age of 62 or older. The chief human resources officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles) shall have the binding authority to determine how many years of continuous service a Participant has at any given time.
(m) “Holding Company” means an entity that becomes a holding company for the Company or its businesses as part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding Voting Securities of such entity are, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Securities of the Company outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Securities of the Company.
(n) “Incumbent Board” has the meaning assigned to it in Section 2(d).
(o) “Participant” means any employee selected by the Committee to participate in the Plan for a Performance Period.
(p) “Performance Measures” means any one or more of the following performance measures expressed on an absolute or adjusted basis, applied to either the Company as a whole or to a business unit, Subsidiary or business segment and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee: asset turnover, cash flow, contribution margin, cost objectives, cost reduction, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, economic value added, free cash flow, increase in customer base, inventory turnover, liquidity, market share, net income, net income margin, operating cash flow, operating profit, operating profit margin, pre-tax income, productivity, profit margin, quality (internal or external measures), return on assets, return on net assets, return on capital, return on invested capital, return on equity, revenue, revenue growth, stockholder value, stock price, total shareholder return, and/or warranty experience. The Committee may grant Awards subject to performance measures that are intended to constitute qualified performance-based compensation under Section 162(m) of the Code.
(q) “Performance Period” means the Company’s fiscal year, or any other period as determined by the Committee.
(r) “Person” means any individual or entity, including any two or more Persons deemed to be one “person” as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(s) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the Voting Securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.
(t) “Target Award” means the amount that a Participant may earn under an Award if targeted performance levels are achieved (including corporate and individual performance). Target Awards may be denominated as a percentage of base salary or a dollar amount, or a combination thereof.
(u) “Termination of Service” means, subject to Section 15, the cessation of a Participant’s employment relationship with the Company or a Subsidiary such that the Participant is determined by the Company to no longer be an employee of the Company or such Subsidiary, as applicable; provided, however, that, unless the Company determines otherwise, such cessation of the Participant’s employment with the Company or a Subsidiary, where the Participant’s employment for the Company continues at another Subsidiary, shall not be deemed a cessation of employment or service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a Subsidiary when the Subsidiary ceases to be a Subsidiary unless such Participant’s employment continues with the Company or another Subsidiary. The chief human resources officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles) shall have the binding authority to determine whether a Participant has had a cessation of his or her employment with the Company or a Subsidiary.
(v) “Voting Securities” means securities of a Person entitling the holder thereof to vote in the election of the members of the board of directors of such Person or such governing body of such Person performing a similar principal governing function with respect to such Person.
Section 3. Eligibility.   Any person who is employed by the Company or any Subsidiary may be designated by the Committee as a Participant from time to time.
Section 4. Administration.
(a) The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders and Participants and any Beneficiaries thereof. To the extent permitted by applicable law, the Committee may delegate to one or more members of the Committee or officers of the Company the authority to administer the Plan, such as authority to establish the terms of Awards, determine Final Awards or take any other actions permitted under the Plan, within any limits established by the Committee, except that such delegation to an officer of the Company shall not be applicable with respect to any Award for any Participant who is a Covered Employee. Subject to the immediately preceding sentence, the Committee may directly or through its delegate issue rules and regulations for administration of the Plan.
(b) To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which any equity securities issued by the Company are quoted or traded and (ii) independent outside directors pursuant to Section 162(m) of the Code.
(c) Subject to applicable law, the terms of the Plan, including but not limited to Section 4(a), and such orders or resolutions not inconsistent with the terms of the Plan as may from time to time be adopted by the Board, the Committee or its delegate shall have full power, discretion and authority to: (i) subject to Section 3, designate eligible individuals who will be Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (iv) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (v) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations; (vi) make any other determination and take any other action that the Committee in its sole discretion deems necessary or desirable for the administration of the Plan and due compliance with applicable law or accounting or tax rules and regulations and (vii) to construe, interpret and apply the provisions of this Plan.
(d) Notwithstanding any other provision in the Plan to the contrary, in any instance where a determination is to be made under the Plan at the discretion of the Company’s Chief Executive Officer or chief human resources officer (or such individuals holding a comparable role in the event of a restructuring of positions or re-designation of titles), the Company’s Chief Executive Officer shall make such determination in respect of the Company’s chief human resources officer, and the Committee shall make such determination in respect of the Company’s Chief Executive Officer (or, in each case, such individuals holding the comparable roles in the event of a restructuring of positions or re-designation of titles).

Section 5. Establishment of Award Terms.   Subject to the limitations described in Section 4 and Section 8, the Committee shall establish the terms of each Award, including the Performance Period; the positions or names of the employees who will be Participants for the Performance Period; the Target Award for each Participant or group of Participants (including any minimum or maximum amount); the applicable Performance Measures and any other additional goals, formulas or performance-based measures relating to the Company, any business unit, Subsidiary or business segment of the Company, or to an individual Participant; targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Measures or other goals; the formula or methodology that will be applied to determine the extent to which Awards have been earned and any other terms that will be applicable to the Awards, including the payment date, payment conditions and any vesting schedule applicable to any Final Award.
Section 6. Adjustments to Performance Measures, Goals and Formulas.   The Committee may adjust, in whole or in part, any Performance Measures or any other applicable goals, formulas or performance-based measures, the targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Measures, goals, formulas or performance-based measures, and the formula or methodology to be applied against the Performance Measures goals, formulas or performance-based measures, as the Committee may deem appropriate and equitable during the applicable Performance Period. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the applicable performance measures unsuitable, the Committee may in its discretion modify such performance objectives or the related minimum acceptable level of achievement, in whole or in part; provided, however, that in the case of an Award intended to qualify under Section 162(m) of the Code, such modifications shall be made only to the extent that they would not disqualify such Award under Section 162(m) of the Code.
Section 7. Determination of Final Awards.

(a) As soon as practicable after the end of each Performance Period, the Committee shall determine the extent to which the targeted achievement levels of the applicable Performance Measures and any other goals, formulas or performance-based measures applicable to each Award have been satisfied.
(b) The Committee may, in its sole discretion, adjust (upward or downward) the Award of any Participant or group of Participants; provided, that the Committee shall not adjust the Award of any Covered Employee above the maximum payout determined in accordance with Section 8(b).
(c) The Committee shall determine the Final Award for each Participant or group of Participants after applying any adjustments described in Section 7(b) and subject to the limitations described in Section 8.
(d) Notwithstanding any provisions of the Plan to the contrary, upon the occurrence of a Change in Control of the Company, the following provisions shall apply:

(i)
Subject to the terms of the Plan as otherwise in effect, the minimum Award payable to each Participant as determined under this Section 7 of the Plan in respect of the fiscal year in which the Change in Control occurs shall be the greatest of:

a.	The Award or other annual bonus paid or payable to the Participant in respect of the fiscal year prior to the year in which the Change in Control occurs;

b.	The amount that would be payable to the Participant if the Company achieved the Target Award for such fiscal year; or

c.
The Award amount that would be payable to the Participant based on the Company’s actual performance and achievement of applicable Performance Measures for such fiscal year through the date of the Change in Control.

(ii)
If a Change in Control occurs following the completion of a fiscal year, but before Awards are paid under the Plan for that fiscal year, the Participant will be eligible to receive the Award for that fiscal year based on actual performance as determined by the Company, subject to the terms of the Plan as otherwise in effect.

Section 8. Awards for Covered Employees.   Notwithstanding any other provision of the Plan, the following procedures and limitations shall apply with respect to any Award to a Covered Employee.
(a) On or before the earlier of (i) the date that is 90 days after commencement of the Performance Period or (ii) the expiration of 25 percent of the Performance Period, the Committee shall establish and approve in writing one or more Performance Measures applicable to the Covered Employee’s Award, the targeted achievement levels (including any minimum or maximum achievement levels) relating to such Performance Measures, and an objective formula or methodology that will be applied against the Performance Measures to determine the maximum amount payable under the Award.
(b) After the end of each Performance Period, the Committee shall determine and shall certify in writing the extent to which the targeted achievement levels with respect to the applicable Performance Measures have been satisfied and shall apply the pre-established objective formula or methodology to determine the maximum amount payable under the Covered Employee’s Award.
(c) For the avoidance of doubt, subject to the limitations set forth in this Section 8, the Committee may adjust the maximum payout level downward by applying any other applicable Performance Measures or other goals, formulas or performance-based measures pursuant to Section 7(a) and by making any other adjustments pursuant to Section 7(c).
(d) The Final Award for a Covered Employee shall in no instance exceed $15,000,000 for any fiscal year of the Company.
Section 9. Payment of Awards.
(a) Payment of the Final Awards for a Performance Period shall be made in cash after the Committee’s determination of the Final Awards (or if later, any vesting date or dates applicable to the Final Award), but no later than December 31 of the year following the end of the applicable Performance Period (or the applicable vesting date or dates); provided that at the time of grant, subject to Section 15, the Committee may determine that an Award will be paid at a later date.
(b) Notwithstanding Section 9(a), the Company may, in its sole discretion, permit or require the deferral of payment of any Final Award in accordance with the terms of any deferred compensation plan or arrangement established or maintained by the Company or its Subsidiaries from time to time.

Section 10. Conditions Precedent to Final Awards.   As a condition precedent to the payment of all or any portion of the Final Award, each Participant shall: (a) refrain from engaging in any activity which will cause damage to the Company or is in any manner inimical or in any way contrary to the best interests of the Company, as determined in the sole discretion of the Company’s Chief Executive Officer or chief human resources officer (or such individuals holding a comparable role in the event of a restructuring of positions or re-designation of titles), (b) not for a period of 12 months following any voluntary termination of employment, directly or indirectly, knowingly induce any employee of the Company or any Subsidiary to leave his or her employment for participation, directly or indirectly, with any existing or future employer or business venture associated with such Participant, and (c) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Committee may reasonably request. In addition, the Committee may require a Participant to enter into such agreements as the Committee considers appropriate. The failure by any Participant to satisfy any of the foregoing conditions precedent shall result in the immediate cancellation of any unpaid portion of his or her Award, and such Participant will not be entitled to receive any consideration with respect to such cancellation.
Section 11. Effect of Termination of Service on Awards.   Subject to Section 9(b) and Section 10, and unless otherwise provided by the Committee at the time of the grant of the Award, or as the Committee may determine in any individual case, the following shall apply with respect to a Participant’s outstanding Awards upon such Participant’s Termination of Service.
(a) Except as set forth below, in the event of the Participant’s Termination of Service for any reason, any unpaid portion of any Award shall be forfeited.
(b) In the event of a Participant’s Termination of Service due to death or Disability, in either instance before or after the end of a Performance Period but before payment of his or her Final Award, the Participant’s Final Award will be determined (if not already determined) after the end of the Performance Period in accordance with Section 7, and the Final Award shall be paid to the Participant’s Beneficiary or Participant no later than December 31 of the year following the end of the applicable Performance Period. Any service-based vesting conditions applicable to such Final Award shall be waived.
(c) In the event of a Participant’s voluntary Termination of Service after achieving Full Career Status before or after the end of a Performance Period but before payment of his or her Final Award, the Participant’s Final Award will be determined (if not already determined) after the end of the Performance Period in accordance with Section 7; provided that the Final Award will be prorated based on the number of months during the applicable Performance Period prior to the Participant’s Termination of Service. The Final Award shall be paid to the Participant after the determination of the Final Award, but no later than December 31 of the year following the end of the applicable Performance Period. Any service-based vesting conditions applicable to such Final Award shall be waived.
(d) Notwithstanding the above provisions, in the event of a Participant’s Termination of Service pursuant to an approved separation agreement or program, such Participant will not be entitled to retain any portion of an Award.

Section 12. General Provisions Applicable to Awards.
(a) Except pursuant to Section 12(b) or the laws of descent, no Award and no right under any Award may be voluntarily or involuntarily assigned, alienated, sold or transferred, including as between spouses or pursuant to a domestic relations order in connection with dissolution of marriage, or by operation of law.
(b) A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.
(c) The entire expense of offering and administering the Plan shall be borne by the Company and its Subsidiaries.
(d) Any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment policies the Company has in place from time to time.
(e) Notwithstanding any other provision of the Plan (including Section 9, Section 11 and Section 15), the Committee may determine at any time and in its sole discretion, to accelerate or to delay any amounts payable with respect to any Award, or grant Awards subject to accelerated or delayed payment terms.
(f) Subject to Section 15, if the Company or any Subsidiary has any unpaid claim against a Participant arising out of or in connection with the Participant’s employment with the Company or any Subsidiary, prior to payment of a Final Award, such claim may be offset against any Award under this Plan (up to $5,000 per year) and at the time of payment of any Award, such claim may be offset in total. Such claims may include, but are not limited to, unpaid taxes or corporate business credit card charges.
(g) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or Beneficiaries under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants.

(h) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or the applicable Subsidiary may at any time dismiss a Participant free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding the parties.
(i) Nothing contained in the Plan shall prevent the Committee or the Company from adopting other non-stockholder approved plans, policies and arrangements for granting incentives and other compensation to employees of the Company and its Subsidiaries or adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(j) The Company (or any Subsidiary) shall be authorized to withhold from any payment due with respect to any Final Award the amount of applicable withholding taxes due in respect of an Award as may be necessary in the opinion of the Company (or the Subsidiary) to satisfy all obligations for the payment of such taxes.
(k) If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the sole determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan shall remain in full force and effect.
(l) This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
Section 13. Effective Date of the Plan.   The Plan shall be effective as of the Effective Date, subject to stockholder approval.
Section 14. Amendment, Modification, Suspension and Termination of the Plan; Rescissions and Corrections.   Except to the extent prohibited by applicable law, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is required by applicable law, including Section 162(m) of the Code except (a) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law or accounting or tax rules and regulations, (b) to impose any clawback or recoupment provisions with respect to any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 12(d) of the Plan or (c) as the Board determines in good faith to be in the best interests of the Participants affected thereby. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 15. Section 409A of the Code.   With respect to any Award subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and, to the extent necessary, deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. To the extent any amount that is “nonqualified deferred compensation” for purposes of Section 409A of the Code becomes payable upon a Termination of Service, such Termination of Service shall not be deemed to have occurred any earlier than a “separation from service” would occur under Section 409A of the Code, and related regulations and guidance thereunder. Notwithstanding any of the foregoing, the Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the provisions thereof.
Section 16. Data Protection.   By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:
(a) administering and maintaining Participant records;
(b) providing information to the Company, Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
(c) providing information to future purchasers or merger partners of the Company or any Subsidiary, or the business in which the Participant works; and
(d) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 17. Governing Law.   The Plan shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.